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                                                                    EXHIBIT 10.6



                       AGREEMENT FOR RESERVATION SERVICES

         THIS AGREEMENT FOR SERVICES, dated as of July 9, 2000 (the "Agreement"), is between SHOLODGE, INC., a Tennessee corporation ("ShoLodge"), and PRIME HOSPITALITY CORP., a Delaware corporation ("Customer").

                                    RECITALS

         ShoLodge operates and manages a Central Reservation System ("CRS") in connection with the provision of reservation and related services in the hospitality and travel industry. Customer, directly or indirectly, owns, leases, manages and/or franchises the Hotels. Upon the terms and conditions of this Agreement, ShoLodge desires to provide, and Customer desires to purchase, the reservation and related services referred to in this Agreement.

                                   ARTICLE I.
                                  DEFINITIONS

         1.1. DEFINITIONS. Unless otherwise stated, the terms used in this Agreement have the usual and customary meanings associated with their use, and shall be interpreted in the context of this Agreement. Certain capitalized terms which are used in this Agreement shall have the meanings given in Schedule 1.1.

                                  ARTICLE II.
                                      TERM

         2.1. TERM. The term of this Agreement will begin on the date hereof and shall extend for five years (5) after the Effective Date (the "Term"), unless earlier terminated or extended in accordance with this Agreement.

         At least sixty (60) days prior to the expiration of the Term, Customer shall notify ShoLodge either (i) of its election to renew this Agreement for a period of two (2) years (the "Renewal Term"), or (ii) of its election to terminate this Agreement. If Customer fails to provide such election, this Agreement will extend automatically in two (2) month increments, unless ShoLodge has served Customer with notice requesting such election, in which event Customer will have thirty (30) days from the date of receipt of such notice to make its election. In the event that Customer elects not to renew this Agreement, ShoLodge agrees to continue providing reservation services under the terms and conditions of this Agreement for a period not to exceed six (6) months at Customer's request. If Customer elects to renew this Agreement, this Agreement will renew on the same terms and conditions as contained herein, including without limitation this option to renew.

         2.2 CONVERSION TO CRS. Customer agrees to convert substantially all of Customer's Wellesley and AmeriSuites hotels to the CRS no later than thirty (30) days after the Effective Date.


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                                  ARTICLE III.
                 SCOPE OF SHOLODGE SERVICES AND RESPONSIBILITIES


         3.1. GENERAL. During the Term of this Agreement, ShoLodge will provide to Customer, and Customer will purchase from ShoLodge, the Services described in this Article III and the schedules referred to in this Article Ill, as such Services may be changed mutually in writing by the parties from time to time in accordance with this Agreement.

         3.2. DATA PROCESSING SERVICES. ShoLodge shall provide to Customer, in accordance with the Conversion Schedule, the data processing services described below and in Schedule 3.2.

                  (a) OPERATION AND MANAGEMENT OF THE CRS AND DATABASE. ShoLodge will operate and manage the CRS in a manner consistent with that of providers of similar reservation systems to first-class hotels and in accordance with this Agreement. ShoLodge may enhance and modify the CRS and the other Software at its discretion during the Term of this Agreement, provided that any material change to the CRS and any change which is likely to result in interruption of, or interference with, the provision of service to Customer shall require the prior written consent of Customer, which consent may be withheld, delayed or conditioned in Customer's sole discretion. Any enhancements or modifications of the CRS which are necessary for any interface, including those set forth on Section 3.6 or otherwise necessary for ShoLodge to perform in accordance with this Agreement shall be provided at the sole cost and expense of ShoLodge. Customer shall receive (without additional cost) the benefit of all enhancements and modifications to the CRS and the other Software which ShoLodge provides without additional charge to its other reservation service customers. ShoLodge will be responsible for data base administration, including data base design and routine application support relating to the CRS.

                  (b) SECURITY. ShoLodge will implement and maintain commercially reasonable security procedures relating to Customer's and the Hotels' access to the CRS, including the assignment and administration of all log-on identification numbers. Customer will be responsible for notifying ShoLodge which Customer employees are to be granted access to the CRS and the authorized level of such access.

         3.3.     THIRD-PARTY SYSTEMS.

                  (a) ShoLodge shall, in accordance with the Conversion Schedule, provide Customer with access, through a connection between UltraSwitch and the CRS, to the following Third-Party Systems contracted with by ShoLodge (or alternates to such Third-Party Systems, at ShoLodge's discretion based on the extent Third-Party Systems are now and in the future continue to be available on commercially reasonable terms): Sabre, Galileo, WorldSpan and Amadeus and any additional Third-Party Systems desired by Customer.

                  (b) In the event any Third-Party System requires that Customer, and not ShoLodge, be a party to the contractual arrangement with a Third-Party System, in its sole discretion, Customer may enter into a contract with the Third-Party System and shall use commercially reasonable efforts to incorporate into such contract provisions that have the effect


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of providing ShoLodge with the operational responsibility for such contract.
Customer shall direct such Third-Party Systems to deliver messages to Customer via UltraSwitch and the CRS.

         3.4. CONVERSION SERVICES FOR NEW HOTELS. ShoLodge will provide the assistance described in Schedule 3.4 to new Hotels in their use of the CRS. Customer may add new Hotels pursuant to the pricing described in Schedule 6.1

         3.5. VOICE OPERATIONS SERVICES. ShoLodge shall provide to Customer the voice operations services described in Schedule 3.5.

         3.6.(A) PMS INTERFACE DEVELOPMENT. ShoLodge shall work with Multi-Systems, Inc., or any other vendor of Customer's property management system ("PMS") software, to develop and maintain an interface between the CRS and the PMS software presently used by Customer . Work on both the CRS component of the interface and the PMS component of the interface will be the responsibility of ShoLodge and will be done without additional charge to Customer or Customer's existing PMS vendor. ShoLodge will also be responsible for testing of the final interface product. ShoLodge will provide a test environment for running the standard testing of the work performed by Customer's PMS vendor. ShoLodge shall have full responsibility for the timely delivery or functionality of the PMS portion of the interface and for any other work done by Customer's PMS vendor in connection with the CRS-PMS interface. Any further development of the CRS-PMS interface which may be required in order for Customer to utilize any new functionality incorporated into the CRS shall be the responsibility of ShoLodge and shall be done at ShoLodge's expense. ShoLodge shall promptly pay all invoices. Without limiting the foregoing, ShoLodge agrees to retain Multi-Systems, Inc. to perform the requirements set forth in this
Section 3.6 (a ). In the event that during the term of this Agreement Customer changes PMS vendor, Customer will pay all costs of the PMS vendor associated with the change. ShoLodge will be responsible for all other costs and expenses.


         3.6 (B). LOYALTY PROGRAM INTERFACE DEVELOPMENT ("LPS"). ShoLodge will work with Adaptive Consulting Partners, or any other vendor of Customer's LPS software to develop and maintain an interface between the CRS and the LPS software to be used by Customer. Work on both the CRS component of the interface and the LPS component of the interface will be the responsibility of ShoLodge and will be done without additional charge to Customer or Customer's LPS vendor. ShoLodge will also be responsible for testing of the final interface product. ShoLodge will provide a test environment for running the standard testing of the work performed by Customer's LPS vendor. ShoLodge shall have full responsibility for the timely delivery or functionality of the LPS portion of the interface and for any other work done by Customer's vendor in connection with the CRS-LPS interface. Any further development of the CRS-LPS interface which may be required in order for Customer to utilize any new functionality incorporated into the CRS shall be the responsibility of ShoLodge and shall be done at ShoLodge's expense. ShoLodge shall promptly pay all invoices. Without limiting the foregoing, ShoLodge agrees to retain Adaptive Consulting Partners to perform the requirements set forth in this Section 3.6B. In the event that during the term of this Agreement Customer changes LPS vendor, Customer will pay all costs associated with the change of LPS vendor. ShoLodge will be responsible for all other costs.


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         3.6 (C). WEB SITES INTERFACE DEVELOPMENT.  ShoLodge will work with
Multi-Media, Inc., or any other vendor of Customer's web sites ("WSS") software to develop and maintain an interface between the CRS and the WSS software presently used by Customer. Work on both the CRS component of the interface and the WSS component of the interface will be the responsibility of ShoLodge and will be done without additional charge to Customer or Customer's WSS vendor. ShoLodge will also be responsible for testing of the final interface product through Customer's WSS vendor site. ShoLodge will provide a test environment for running the standard testing of the work performed by Customer's WSS vendor. ShoLodge shall have full responsibility for the timely delivery or functionality of the WSS portion of the interface and for any other work done by Customer's WSS vendor in connection with the CRS-WSS interface. Any further development of the CRS-WSS interface which may be required in order for Customer to utilize any new functionality incorporated into the CRS shall be the responsibility of ShoLodge and shall be done at ShoLodge's expense. ShoLodge shall promptly pay all invoices. ShoLodge will pay all on going fees for transactions associated with each booking or cancellation. After the interface is complete to Customer's satisfaction and all fees have been paid to WSS vendor for the writing of the interface, Customer will be responsible for any on-going fees to WSS vendor for additional software programming. Without limiting the foregoing, ShoLodge agrees that the Web Sites interface will act as direct Booking Engine, without any additional fees or expenses being charged to Customer or Customer Affiliates, whether by ShoLodge or any third party, whether at the initial set-up or during use of the Booking Engine. Without limiting the foregoing, ShoLodge agrees to retain Multi-Media, Inc. to perform the requirements set forth in this Section 3.6(c). ). In the event that during the term of this Agreement Customer changes WSS vendor, Customer will pay all costs of the WSS vendor associated with the change. ShoLodge will be responsible for all other costs and expenses.

         3.7. REQUIREMENTS OF CRS. Prior to the Effective Date and during the Term of this Agreement, ShoLodge shall cause the CRS to comply with and maintain all of the software, hardware and other requirement set forth on
Schedule 3.7.

         3.8.     TESTING OF CRS BY CUSTOMER; EFFECTIVE DATE.

                  (a) During the ninety (90) day period following receipt of ShoLodge's Compliance Notice, ShoLodge shall conduct such tests of the CRS and all interfaces, including those interfaces set forth in Section 3.6 as Customer shall require. In the event Customer is not satisfied with the results of those tests, Customer shall notify ShoLodge in writing of the specific failures or aspects of the CRS to which Customer objects. In addition, prior to the commencement of such tests and the trigger of the ninety-day period, Customer shall approve all "programming" requirements. In the event that ShoLodge fails to remedy such failures or aspects of the CRS to which Customer objects prior to the expiration of the ninety (90) day period following receipt of ShoLodge's Compliance Notice, Customer, in Customer's sole discretion (i) may terminate this Agreement, effective upon notice to ShoLodge, or (ii) may extend the period for ShoLodge to remedy CRS or CRO failures. Further, if Customer determines, in Customer's sole discretion, that a cutover to the CRS is not feasible immediately after the expiration of the ninety (90) day period, then Customer may delay the Effective Date until Customer is satisfied that ShoLodge has met all requirements.


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                  (b)      Customer have access to the CRS and related
facilities and documentation at reasonable times and upon reasonable notice of at least 24 hours to the extent necessary for Customer to conduct the testing of the CRS.

                  (c) ShoLodge shall reimburse all third-party vendors involved in creating all interfaces, including interfaces set forth in Section
3.6 for travel and travel-related expenses incurred by third party vendors in conducting the testing of the CRS and such interfaces. Such reimbursement shall be made within fifteen (15) days after demand by Customer or the vendor and shall be made to the vendor at the vendor's address or at the notice address set forth below.

                  (d) In the event the Effective Date has not occurred within four hundred forty-five (445) days after the date of execution of this Agreement, Customer shall have the right to terminate this Agreement without penalty or charge, such termination to be effective immediately upon notice to ShoLodge.

                  (e) In the event the Effective Date has not occurred within two years after the date of execution of this Agreement, ShoLodge shall have the right to terminate this Agreement without penalty or charge, such termination to be effective immediately upon notice to Customer.

         3.9.     RIGHT OF FIRST OFFER; RIGHT OF FIRST REFUSAL.

         (a) If at any time during the Term or Renewal Term, ShoLodge desires to sell the CRS (and any related documents, facilities and information), ShoLodge shall so notify Customer, together with a written indication of the primary terms (including without limitation, price and closing schedule) upon which ShoLodge shall be willing to sell the CRS. Such notice from ShoLodge shall not constitute an offer to sell and neither ShoLodge nor Customer shall be bound to the transfer of the CRS until mutual execution of a purchase and sale agreement for the same. Upon receipt of such notice, Customer shall have a period of sixty (60) days within which to notify ShoLodge of its desire to purchase the CRS and to negotiate an agreement for the same with ShoLodge. In the event Prime is willing to meet the primary terms set forth in ShoLodge's notice, ShoLodge shall not object to such provisions during the negotiations for a final sale document. During such sixty (60) day period, ShoLodge (i) shall not solicit interest in, market, negotiate (other than with Customer), nor enter into agreement with any other Person regarding the sale or other transfer of the CRS and (ii) shall use good faith efforts to come to an agreement with Customer. In the event that ShoLodge and Customer fail to reach an agreement during such sixty (60) day period, ShoLodge shall be entitled to solicit interest in,. market, negotiate for and enter into agreements regarding the transfer of the CRS with other Persons, subject to the provisions of Section 3.9(b) below.

                  (b) If at any time during the Term or Renewal Term, ShoLodge receives an offer to purchase the CRS (and any related documents, facilities and information), ShoLodge shall provide a copy of such offer, which offer must contain the primary terms (including without limitation, price and closing schedule and identification of the proposed purchaser) (the "Offer"), to Customer. Customer shall have a period of sixty (60) days within which to review such Offer and to notify ShoLodge whether it will purchase the CRS on the terms and conditions of such Offer. If Customer notifies ShoLodge within such period that it shall so purchase the CRS,


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ShoLodge and Customer shall enter into a sale agreement regarding the same on such terms. If Customer notifies ShoLodge that it does not wish to purchase the CRS on the terms presented in the Offer or fails to respond within) sixty (60) day period, then ShoLodge shall have the right to enter into an agreement for the transfer of the CRS with the proposed purchaser, on the terms and conditions set forth in the Offer. If the terms and conditions of the negotiated sale agreement are materially better for the purchaser of the CRS than those set forth in the Offer, ShoLodge shall be bound to comply with this Section 3.9(b) again. The waiver of Customer of its rights pursuant to this Section 3.9(b) with respect to one Offer shall in no way limit or derogate its rights with respect to subsequent Offers.

         If (i) ShoLodge has strictly complied with the provisions of Section 3.9(a) above, (ii) the Offer is received within sixty (60) days after the termination of negotiations between ShoLodge and Customer pursuant to Section 3.9(a), and (iii) the terms and conditions of such Offer are no better for the purchaser of the CRS, on an individual basis, than those indicated by ShoLodge in its initial notice pursuant to Section 3.9(a), then ShoLodge shall not be obligated to comply with this Section 3.9(b) with respect to that Offer solely.

                  (c) Without limiting the provisions in Section 11.4, the provisions of this Section 3.9 shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         3.10. STATE OF THE ART. Without limiting any other provisions of this Agreement and without cost to Customer, ShoLodge agrees that ShoLodge shall use commercially reasonable efforts to make advancements in the technological capability of the CRS and all interfaces and systems related thereto to provide the Services in a first class manner in the reservation system industry. ShoLodge will incorporate current and future industry standards as necessary to enable the CRS and all interfaces and systems related thereto to remain competitive in the provision of hotel reservation services and to continue to support the requirements of the Customer.

         3.11. ON-SITE CUSTOMER EMPLOYEE. Customer shall have the right to employ one employee who shall be permanently stationed at the CRS facility in Hendersonville, Tennessee, which employee shall have full access to the CRS and related facilities, documents and information with respect to Customer and its Affiliates. ShoLodge shall cooperate with and train such employee as if such employee were its own employee, at no cost to Customer.

         3.12. REPORTS. ShoLodge shall provide to Customer, within five (5) business days after the end of each calendar month during the Term or Renewal Term, the reports described on Schedule 3.12.

         3.13.    PERFORMANCE STANDARDS.

                  (a) ShoLodge shall cause the CRS to comply at all times with the performance standards set forth on Schedule 3.13 (and cross-referenced in part on Schedule 3.5).

                  (b) In the event any of the performance standards is not met during a given calendar month, the Net Room Revenue Fee shall be reduced by the percentage (of its otherwise monthly total) set forth on Schedule 3.13, such reduction being determined based on the frequency of such failure for the particular standard from the Effective Date through the then-


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current date, it being understood and acknowledged that the failures need to be consecutive to trigger the more substantial reductions and that the failures for each standard in a given month shall be cumulative. By way of example only (and not in limitation of the foregoing), in the event the Abandoned Call Rate standard and the Gross Call Conversion Percentage standard are not satisfied in December, 2000, the Net Room Revenue Fee otherwise due shall be reduced by a total of 4% (2% attributable to the Abandoned Call Rate failure and 2% attributable to the Gross Call Conversion Percentage failure); if the Abandoned Call Rate standard then is not satisfied again in January, 2001, the Net Room Revenue Fee otherwise due for January 2001 shall be reduced by 3.5%. However, if the Abandoned Call Rate standard is satisfied in January but not satisfied in February, 2001, the Net Room Revenue otherwise due in February 2001 shall be reduced by 2% percent. In addition, in the event any one or more of the performance standards set forth on Schedule 3.13 is not satisfied five (5) or more times in any consecutive twelve month period, Customer shall have the option to terminate this Agreement, without penalty or payment, such termination to be effective immediately upon notice to ShoLodge.

                  (c) Without limiting the foregoing, ShoLodge will use commercially reasonable care and qualified personnel in providing Services pursuant to this Agreement.

         3.14.    DEFAULT MECHANISM FOR CRS.

                  (a) Prior to the Effective Date, ShoLodge shall provide to Customer a comprehensive program (acceptable to Customer in its sole discretion) for the provision of Services in the event of a failure of, malfunction of, damage or destruction to, the CRS or any related utilities, facilities or equipment necessary for the provision of Services, which program shall include an automatic default mechanism to ensure the continued provision of Services in any such event, at the standards and in the manner required by this Agreement (a "Default Mechanism"). Customer shall have the right to approve or disapprove such program for a Default Mechanism in its sole discretion, provided that Customer shall not require of ShoLodge any supports in excess of the industry standard for first class, all-suites hotels; Customer shall notify ShoLodge of its approval or disapproval in writing within a reasonable time after ShoLodge's delivery (by notice) of the Default Mechanism program. In the event that Customer disapproves of a Default Mechanism program, Customer shall provide ShoLodge with an indication of the reasons for such disapproval and shall cooperate with ShoLodge to formulate an acceptable program. Such plan shall not include the requirement of a secondary or alternate backup reservation center, provided that ShoLodge provides and keeps in effect business interruption insurance as required under Section 3.16. All expenses incurred in connection with the preparing, implementing and operation of the Default Mechanism system shall be paid solely by ShoLodge. In the event the Effective Date has not occurred within 445 days after the date of execution of this Agreement (whether due to failure to deliver an acceptable Default Mechanism or otherwise), Customer may terminate in accordance with Section 3.8(d).

                  (b) Notwithstanding the existence of a Default Mechanism system, in the event of any failure of, malfunction of, damage or destruction to, the CRS or any related utilities, facilities or equipment necessary for the provision of Services, ShoLodge shall use best efforts (including, without limitation, the expenditure of funds) both (i) to reinstate the CRS (and related utilities, facilities or equipment) to the standards required by this Agreement as promptly as


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possible and (ii) to continue the provision of Services in the manner required by this Agreement. All expenses incurred in connection with such efforts shall be paid solely by ShoLodge.

         (c) In the event that Sholodge is not providing Services or a material part of the Services (a "Service Failure") to any or all of the hotels subject to this Agreement (the "Affected Hotels"), including hotels of Customer, Customer's Affiliates, franchisees of Customer, or franchisees of Customer's Affiliates (the "Affected Parties") all Charges that then accrue or otherwise are due with respect to the Affected Hotels shall abate. In addition, Sholodge shall reimburse the Affected Parties for loss of revenues during the period of a Service Failure. Loss of revenues will be determined by brand by comparing (x) the revenue for each brand for each month during which a failure of service has occurred to (y) the revenue for that brand for the same month of the prior year increased by the percentage by which brand revenue has increased for the immediately preceding 12-month period and further adjusted by the portion of the month for which Services were not being provided. Reasonable adjustments will be made as appropriate for demonstrable variations in the periods being compared such as the dates on which holidays fall or for local conditions such as casualty or condemnation. In addition, Sholodge agrees to defend and indemnify Customer and Customer's Affiliates against any claim brought against Customer and Customer's Affiliates by franchisees of Customer and Customer's Affiliates arising out of a Service Failure. Anything herein to the contrary notwithstanding, Customer shall seek recourse first against the insurance that Sholodge has provided under Section 3.16 and shall not seek reimbursement from Sholodge to the extent its loss is satisfied by the proceeds of such insurance.

          3.15 REQUIREMENTS OF CRO. Prior to the Effective Date and during the Term of this Agreement, ShoLodge shall cause the CRS to comply with and maintain the standards and other requirement set forth on Schedule 3.15.

          3.16 INSURANCE. ShoLodge will purchase and maintain for the term of this Agreement for Customer, Customer's Affiliates, franchisees of Customer, and franchisees of Customer's Affiliates (the "Insured Parties") insurance for losses incurred by the Insured Parties or any one of them arising out of the failure of the CRS to perform the services called for under this Agreement as such losses are calculated in Section 3.14 in the amount of $15,000,000. Such insurance will be in an amount sufficient to pay all losses incurred by the Insured Parties or any one of them as a result of such failure. Such insurance will be satisfactory in all respects to Customer in its sole discretion, including the terms of coverage, and the company underwriting such coverage. Such insurance will be evidenced by a policy of insurance to be held by Customer for its benefit and the benefit of the other Insured Parties and will provide for deletion and addition of additional insureds in Customer's discretion. ShoLodge shall be responsible to pay for all losses without regard to deductibles or adequacy of required insurance. ShoLodge will also maintain adequate general liability insurance to protect the Insured Parties against any liability claims brought as a direct result of the CRS and or reservation employees. The Insured Parties shall be named as an Additional Insured as their interest may appear.

         3.17 DATA CUBE. By the tenth of each month for the previous month's activities, ShoLodge will provide Customer with a Data Cube containing all CRS production data by


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source, market segment, date, and rate plan, both on a corporate level and on a property level. The Data Cube will contain such other data as Customer may request from time to time. The Data Cube is to be in a format where it can be properly mined and formatted to Customer's needs. ShoLodge will use a data mining software acceptable to Customer. Customer presently requires Cognus software.

         3.18 POST EFFECTIVE DATE ADJUSTMENTS. If after the Effective Date Customer discovers defects in any software or hardware for the CRS or any interface, ShoLodge at its cost and expense will remedy such defects promptly.

                                   ARTICLE IV.
                  CUSTOMER RESPONSIBILITIES AND CERTAIN RIGHTS

         4.1. COOPERATION. Customer shall cooperate with ShoLodge in the performance of Customer's activities contemplated by this Agreement by, among other things, making available, as reasonably requested by ShoLodge, such volume and other forecasts, updated information, management decisions and approvals as Customer prepares for its own use.

         4.2. NONDISCRIMINATION. Customer shall use commercially reasonable efforts to ensure, and shall cause each Hotel to use commercially reasonable efforts to ensure, that the scope, quality and quantity of Room rates, Room inventory, reservations, restrictive policies (including Room deposits and guaranties) and other services made available by such Hotel through the CRS with respect to such Hotel are equal to or better than those made available by such Hotel through (a) its property reservation or property management system (or its equivalent), (b) any third-party or other computerized reservation system (including, without limitation, the Third-Party Systems), (c) any manually operated and maintained reservation procedures, or (d) any other distribution channel.

         4.3. NOTICE OF REMOVAL OF "SUMNER SUITES." Upon the conversion of any of the Hotels which currently is operated as a "Sumner Suites" Hotel to the "AmeriSuites" brand, which conversion shall occur within nine (9) months after the date of this Agreement, Customer shall have the right, but not the obligation, to remove such Hotels from the CRS, without premium or penalty, until the Effective Date (at which date such Hotels will again be placed on the CRS and its reservation systems governed by this Agreement). Customer shall notify ShoLodge as promptly as possible after the conversion to "AmeriSuites" of its intent to so remove the Hotel, which removal shall be effective on the later of the date set forth in Customer's notice or seventy-two (72) hours after such notification.

                                   ARTICLE V.
                        CONVERSION AND PROJECT MANAGEMENT

         5.1. CONVERSION. Schedule 5.1 sets forth the Conversion Schedule which describes generally the conversion phases of Services implementation. ShoLodge and Customer will jointly review and monitor the tasks required to complete the implementation consistent with their respective implementation responsibilities. Both parties will use commercially reasonable efforts to keep the implementation on schedule.


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         5.2      ACCOUNT MANAGEMENT. In addition to any specific requirements of this Agreement, the Customer will establish procedures with respect to overall account management and shall establish reporting, forecasting, Customer support and other procedures consistent with industry practice. ShoLodge shall provide Customer with account management which will focus on Customer's business and operations, communications and Customer support.

                                  ARTICLE VI.
                                    PAYMENT

         6.1. FEES BASED ON NET ROOM REVENUE. Within thirty (30) days of the end of each month, Customer, will provide ShoLodge with a summary of net Room Revenue for the previous month and pay the appropriate fee as set forth in
Schedule 6.1. Any invoice which has not been paid when due, will bear interest after the due date at the rate of one (1%) percent per month.

         6.2. TAXES. Customer shall be responsible for any sales, use, excise, value-added and other taxes and duties payable by ShoLodge, Customer or any Hotel on the Services as a whole or on a particular good or service received by Customer or the Hotels from ShoLodge where the tax is imposed on Customer's or the Hotels' acquisition or use of such Services or goods or services from ShoLodge, and not by ShoLodge's cost in acquiring the goods or services. The parties will use commercially reasonable efforts to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Each party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either party.

         6.3.     ALLOCATION OF OTHER COSTS AND EXPENSES.

                  (a) EMPLOYEE COSTS. Reference is made to ShoLodge's obligations set forth in Section 5.11.

                  (b) 800 NUMBER CHARGES. Notwithstanding the above, ShoLodge shall be responsible for all costs incurred with respect to all inbound '800' telephone numbers used by ShoLodge to receive Reservation Calls for Hotels operated under one of Customer's brands (e.g., AmeriSuites, Wellesley Inn & Suites) where Calls made on such numbers are made directly to and terminate at a CRO.

                  (c) TRAVEL EXPENSES. Reference is made to ShoLodge's obligations set forth on Schedule 3.4. In general, ShoLodge shall pay all reasonable expenses related to travel necessary for the development, implementation, maintenance, operation and repair related to the CRS and up to $5,000 for travel and travel related expenses expended for training in the use of CRS.

         6.4. OTHER CHARGES. With the exception of the Net Room Revenue Fee which will be paid as provided in Section 6.1, ShoLodge shall invoice Customer monthly for the Charges attributable to the immediately preceding month. Each such invoice will be due and payable within thirty (30) days after Customer has approved such invoice in writing. Customer shall use commercially reasonable efforts to perform such reviews and audits as are necessary to approve each monthly invoice promptly; ShoLodge agrees to cooperate fully with Customer in the approval process, including without limitation by making books and records requested by Customer available promptly. All bills must be presented in a manner easily understood by Customer and with proper back-up documentation. Any invoice that has not been paid when due, will bear interest after the due date at a rate of one (1%) per cent per month.

         6.5. CONFIDENTIAL INFORMATION. Each of ShoLodge and Customer acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its business and is not in the public domain. For purposes of this Agreement, "Confidential Information" shall mean (a) the terms of this Agreement; (b) all information of a party marked "confidential," "restricted," "proprietary" or with a similar designation; (c) in the case of Customer (in addition to the items specified in (b) above), customer lists, customer information, account information and business information regarding business planning and operations of Hotels; and
(d) in the case of ShoLodge (in addition to the items specified in (a) above),
(i) trade secrets, confidential knowledge, know-how, technical information, data or other proprietary information relating to the CRS and other Software (including, without limitation, all source codes, object codes, software programs, computer processing systems and techniques employed or used by ShoLodge or its Affiliates, and any related items such as specifications, layouts, flow charts, manuals, instruction books and training materials, programmer, technical and user documentation, and any and all upgrades, enhancements, improvements or modifications to the foregoing); (ii) business information regarding business planning and operations of ShoLodge and its Affiliates, and (iii) information obtained by the Customer's employee stationed at the CRS facility as required by Section 3.11.

         6.6. OBLIGATIONS. Each party will use at least the same degree of care to prevent disclosing to other Persons the Confidential Information of the other party as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided, however, that each party may disclose such information to its employees, agents, subcontractors and vendors who have a need to know such information and who have been advised by the disclosing party of the obligation to preserve such information's confidentiality. The disclosing party shall be responsible for any breach by any such employee, agent, subcontractor or vendor of any such confidentiality obligations. Furthermore, neither ShoLodge nor Customer will (a) utilize, sell, assign, lease, otherwise dispose of or commercially exploit the Confidential Information of the other party except as expressly contemplated by this Agreement, (b) acquire any right in or assert any lien against the Confidential Information of the other party, or (c) refuse for any reason (including a default or material breach of this Agreement by the other party) to promptly return the other party's Confidential Information to it if requested to do so. Upon expiration or termination of this Agreement for any reason, each party shall return promptly to the other party all Confidential Information in such party's possession and certify in writing to the other party its compliance with this sentence.

         6.7. EXCLUSIONS. Notwithstanding the foregoing, this Article VI will not apply to any particular information of a party that the other party can demonstrate (a) was in the public domain at the time of disclosure to the receiving party; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (c) was in the possession of the receiving party at the time of disclosure to it without being subject to another confidentiality agreement; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (e) was independently developed by the receiving party without reference to Confidential Information of the furnishing party. In addition, a party shall not be considered to have breached its obligations under this Article VI for disclosing Confidential Information of the other party (i) as required pursuant to an arbitration proceeding conducted in accordance with Article X, provided that such disclosure is made in accordance with the approval or at the direction of the Arbitrator, or (ii) if in the opinion of such party's legal counsel, such disclosure is required by legal process or pursuant to any applicable statute, rule or regulation. Except with respect to securities laws disclosure obligations, the party which desires to make the disclosure shall advise the other party of its intentions sufficiently in advance of the disclosure to allow the other party a reasonable period of time in which to object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other appropriate action to protect the Confidential Information.

         6.8 LOSS OF CONFIDENTIAL INFORMATION. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party will promptly notify the furnishing party.

         6.9 NO IMPLIED RIGHTS. Nothing contained in this Article VI shall be construed as obligating a party to disclose any particular Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party, except as otherwise provided herein.

         6.10 PUBLICITY. Neither party will, without the other party's prior written consent, use the name, service marks or trademarks of the other party or any of its Affiliates; provided, however, that, after the Effective Date, ShoLodge may use Customer and the Hotels as a reference and may indicate to others that Customer and the Hotels are users of the CRS and other software used by ShoLodge to provide the Services under this Agreement; and Customer may indicate to others that ShoLodge is the provider of the Services covered by this Agreement.

                                  ARTICLE VII.
                             INTELLECTUAL PROPERTY

         7.1. RIGHTS IN DATA. Any data regarding the operations of Customer or any Hotel and provided by Customer or any Hotel to ShoLodge pursuant to this Agreement shall remain the property of Customer or such Hotel and, upon the termination or expiration of this Agreement for any reason, ShoLodge shall promptly return such data in ShoLodge's possession at that time to Customer or such Hotel in a form reasonably requested by Customer or such Hotel or, if Customer or such Hotel so elects, destroy it. ShoLodge shall not utilize the data of Customer or any Hotel for any purpose except as contemplated by this Agreement, nor shall any part of such data be disclosed or sold by ShoLodge to third parties, except that ShoLodge may use data in a manner which could not be attributed to or specifically identifiable to Customer or the Hotel (e.g., as part of ShoLodge's total Reservation Call volumes for all customers or classes of customers).

                                  ARTICLE VIII.
                           LIABILITY; INDEMNIFICATION

         8.1. LIMITATION OF LIABILITY. In the event of a breach or default of this Agreement , ShoLodge agrees that in no event shall any shareholder, director, officer, member, employee or agent of Customer or any of Customer's Affiliates be personally liable in connection with any breach or default of this Agreement.

         8.2.     INDEMNITIES

                  (a) INDEMNITY BY SHOLODGE. ShoLodge shall indemnify, defend and hold harmless Customer and its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns, from and against any and all Losses and threatened Losses arising out of or resulting from any of the following: (i) any claim, demand, charge, action, cause of action or other proceeding ("Claim") of infringement of any patent, copyright, trademark, service mark, trade name, trade secret or similar proprietary rights (collectively, "Infringement Claims') asserted by any third party against the indemnitee resulting, directly or indirectly, from an act or omission of ShoLodge in providing Software or other intellectual property (or the access or other rights to such Software or intellectual property) to Customer or any of the Hotels pursuant to this Agreement; (ii) any Claim arising from or relating to a breach or default by ShoLodge and/or its Affiliates in the performance of its obligations under and pursuant to this Agreement or from the negligence or willful misconduct of ShoLodge or its Affiliates; and (iii) any Claim by a third party arising from a failure or material misfunction of the CRS or a disruption of Services, except to the extent such Claim arises from or relates to the negligence or willful misconduct of Customer or its agents or employees.

                  (b) INDEMNITY BY CUSTOMER. Customer shall indemnify, defend and hold harmless ShoLodge and its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns, from and against, to the extent of, any and all Losses arising out of or resulting from any Claim of a breach or default by Customer and/or its Affiliates in the performance of its obligations under and pursuant to this Agreement or from the negligence or willful misconduct of Customer or its Affiliates.

         8.3. SETTLEMENT OF THIRD-PARTY CLAIMS. Any party claiming indemnification pursuant to this Article VIII shall have the right to participate in any legal proceedings to contest and defend a claim for indemnification involving a third party and to be represented by its own attorneys, all at the indemnitee's cost and expense. No settlement or compromise of an asserted third party claim may be made without the prior written consent of the indemnitee.

         8.4. CLAIMS PERIOD. Any claim for indemnification under this agreement must be made prior to the earlier of: (a) one year after the party claiming indemnification becomes aware of the event for which indemnification is claimed; or (b) one year after the earlier of the termination of this Agreement or the expiration of the Term of this Agreement.

                                   ARTICLE IX.
                         TERMINATION AND OTHER REMEDIES

         9.1.     TERMINATION FOR CAUSE.

                  (a) Subject to Section 9.2, if either party breaches any of its material obligations under this Agreement after the Effective Date, which breach is not substantially cured within 30 days after written notice specifying the breach is given to the breaching party, then the non-breaching party may, by giving notice to the breaching party, terminate this Agreement for cause as of a future date specified in such notice of termination.

                  (b) Reference is made to the right of Customer to terminate this Agreement set forth in Section 3.13.

                  (c) Reference is made to the right of Customer to terminate this Agreement set forth in Section 3.8.

         9.2. TERMINATION OF RIGHT. At any time after the Termination Date, Customer shall have the right to terminate this Agreement without payment or penalty, upon at least 120 days' prior written notice to ShoLodge, such termination to be effective as of a future date specified in such notice of termination.

         9.3.     TERMINATION FOR NONPAYMENT. Notwithstanding the provisions of
Section 10.1, if either party defaults in the payment when due of any amount payable to the other pursuant to this Agreement, which default is not cured within thirty (30) days after notice specifying the default is given, then the non-defaulting party may by giving notice to the other party terminate this Agreement for cause, effective as of the date specified in such notice.

         9.4. TERMINATION FOR INSOLVENCY. Despite anything to the contrary herein contained, either party may by giving notice to the other party terminate this Agreement, effective as of the date specified in the notice, without liability on account of such termination, if any Insolvency Event occurs with respect to the other party.

         9.5. TERMINATION FOR CERTAIN LEGAL CHANGES. If either party reasonably concludes that this Agreement cannot be performed without violating applicable state or federal laws or regulations, or if the application of such laws impose material, additional and reasonably unavoidable costs to be incurred by ShoLodge, the parties will negotiate in good faith to modify this Agreement to the extent necessary to ensure that the parties will be in full compliance with all applicable legal requirements. If such modifications require material change in Services or ShoLodge's cost of Services, the parties will negotiate in good faith to make any required change in the Charges specified in Article VI and Schedule 6.1. If the parties cannot agree to any required changes, either party may by giving notice to the other party terminate this Agreement, effective as of the date specified in the notice. In addition, if any governmental authority or third party initiates any action asserting that actions by parties under this Agreement violates state of federal laws or regulations, either party may by giving notice to the other party terminate this Agreement, effective as of the date specified in the notice. party.

         9.6. EFFECT OF TERMINATION. Upon the termination of this Agreement, the rights and obligations of each party shall terminate and be of no further force and effect, except that (a) the provisions of Articles VII, VIII, IX, X and XI shall survive indefinitely and (b) each party shall be obligated to pay all outstanding unpaid amounts due and owing to the other party under the terms of this Agreement for occurrences prior to the termination date. Further, notwithstanding the foregoing, ShoLodge agrees to continue providing reservation services under the terms and conditions of this Agreement for a period not to exceed six (6) months, at Customer's request, provided that if the issue of default is submitted to Arbitration, the six (6) months shall commence on the date a decision is rendered by the Arbitrator. In the event of a default in payment by Customer, Customer agrees to deposit in escrow with an agent mutually agreeable to ShoLodge and customer any sum in dispute.

         9.7. REMEDIES. In the event of any occurrence which permits a termination pursuant to this Article IX other than a termination pursuant to
Section 9.2 or 9.5, the party with the termination right also shall have the right to pursue any and all remedies available at law or in equity following a breach of a contract. Notwithstanding the foregoing, in no event shall either party be responsible to the other for special, indirect, consequential or punitive damages (except to the extent such damages are due from the non-defaulting party to an independent third party). All rights and remedies of either party pursuant to this Agreement shall be cumulative.

                                   ARTICLE X.
                               DISPUTE RESOLUTION

         10.1. ARBITRATION. The procedures governing any and all disputes, claims or controversies arising between the parties hereunder or in connection herewith (such disputes, claims or controversies being referred to herein as "Disputed Matters") shall be as follows:

                  Unless the parties otherwise agree in writing, or except as to a matter concerning which a party is seeking injunctive relief or specific performance or other equitable remedy requiring speedy enforcement, Disputed Matters shall be settled by arbitration by a single arbitrator under the rules of the American Arbitration Association ('AAA'), including without limitation the rules regarding the selection of arbitrator (except that the arbitrator shall have the qualifications noted below). Any such arbitration or litigation shall be held in the location of the party requesting arbitration. The arbitrator shall be a person having substantial experience in the computer software industry and technical knowledge regarding computer software and data processing. Each party shall pay one-half (1/2) of the fees of the arbitrator and one-half (1/2) of all other expenses of the arbitration; provided, however, that each party shall pay for and bear the cost of its own experts, evidence and legal counsel. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the parties hereby submit to the personal jurisdiction of the state or federal court in the district in which the arbitration is held for purposes of any actions seeking injunctive relief confirming any arbitration award and entering judgment thereon. Except as specifically provided in this Agreement, arbitration shall be the sole and exclusive procedure for resolving any Disputed Matter which the parties are unable to settle between themselves.

                                   ARTICLE XI.
                                     GENERAL

         11.1. RELATIONSHIP OF PARTIES. In furnishing the Services to Customer, ShoLodge is acting only as an independent contractor. This Agreement is not intended to create a joint employer, shared employee or leased employee relationship with respect to any employees of either party. Except as otherwise expressly provided in this Agreement, ShoLodge has the sole right to supervise, manage or contract all Services to be provided pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, ShoLodge does not undertake by this Agreement or otherwise to perform any obligation of Customer, whether regulatory or contractual, or to assume any responsibility for the business or operations of Customer. Under no circumstances shall ShoLodge be considered or deemed under this Agreement to be a joint venturer or partner of Customer or in any relationship with Customer under this Agreement carrying with it fiduciary or trust responsibilities, and no other similar relationship is intended or created between the parties pursuant to this Agreement. Neither ShoLodge or Customer is an agent of the other and neither party has authority to enter into any contract, assume any obligations, or make any representations or warranties on behalf of the other, including without limitation any representations or warranties regarding the CRS or the Software.

         11.2. CONSENTS AND APPROVALS. Except as otherwise expressly provided in this Agreement, if either party requires the consent or approval of the other party for the taking of, or omitting to take, any action under this Agreement, such consent or approval shall not be unreasonably withheld or delayed.

         11.3. NOTICES. Except as otherwise expressly provided in this Agreement and except for routine operational communications, any notice or other communication under this Agreement to either party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by hand or by overnight courier or sent by telex, telecopy, other facsimile transmission, or certified or registered mail, postage prepaid as follows:

    If to ShoLodge. to:
                                   ShoLodge, Inc.
                                   130 Maple Drive North
                                   Hendersonville, Tennessee 37075
                                   Facsimile No.: (615) 26401758
                                   Attention:  James M. Grout
    With a copy to:
                                   Boult Cummings Conners & Berry, P.C.
                                   414 Union Street
                                   Suite 1600
                                   Nashville, Tennessee 37219
                                   Facsimile No.:  (615) 252-6362
                                   Attention:  Patrick L. Alexander, Esq.

             If to Customer:       Prime Hospitality Corp.
                                   700 Route 46 East
                                   Fairfield, New Jersey 07007
                                   Facsimile No.: (201) 882-7619
                                   Attention: Joseph Bernadino, Sr. Vice
                                   President and General Counsel

             With a copy to:       James J. Crosby, Vice President, Technology

A party may from time to time change its address or designee for notification purposes by giving the other party prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change will be effective.

         11.4.    ASSIGNMENT.

         (a) In no event shall ShoLodge sell, assign or otherwise transfer, whether directly or indirectly, voluntarily or by operation of law, this Agreement nor the rights and obligations of ShoLodge under this Agreement, without the prior written consent of Customer, which consent may not be withheld, conditioned or delayed. ShoLodge agrees that Customer's withholding, conditioning, or delaying its consent to the following assignments is per se reasonable:

                  (i)      an assignment of this Agreement before the Effective
Date;

                  (ii) an assignment to any entity if such entity or any Affiliate (1) owns, operates, leases, develops, franchises or manages hotels, or
(2) has an interest of any kind in any entity that owns, operates, leases, develops, franchises or manages hotels;

                  (iii) an assignment to an entity that has a net worth less than the net worth of at least $50,000,000;

                           (iv)       an assignment to Pegasus or any Affiliate
of Pegasus.

         A transfer of a controlling interest in ShoLodge shall be deemed an "assignment" for purposes of this Agreement. Notwithstanding the foregoing, so long as ShoLodge strictly complies with the provisions of Section 3.9, Customer's consent to the transfer of the rights and obligations of ShoLodge under this Agreement shall be deemed granted and no further documentation thereof shall be required.

         (b) Customer has the right to sell, assign or transfer the rights and obligations of Customer under this Agreement substantially in its entirety without ShoLodge's consent, to the surviving entity in connection with a merger of Customer or sale of all or substantially all of Customer's assets or to an entity which is wholly owned by Customer, provided such transferee or assignee agrees in writing to be bound by and comply with the terms of this Agreement. Otherwise, the transfer of the rights and obligations of Customer under this Agreement shall require the consent of ShoLodge, not to be unreasonably withheld, conditioned or delayed. Nothing in this Section 11.4(b) shall restrict or be deemed to restrict the Customer's , or the Customer's franchisee's, right to sell, transfer or assign its rights and interests in a particular Hotel or Hotels to an unrelated third party without the consent of ShoLodge.

         (c) Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors or assigns.

         11.5. REMOVAL OF A HOTEL FROM AMERISUITES OR WELLESLEY INN & SUITES BRAND. Notwithstanding anything to the contrary contained in this Agreement, Customer shall have the right to terminate this Agreement within five (5) days notice with respect to a particular Hotel or Hotels, without payment or penalty, at any time that such Hotel is removed from the

"AmeriSuites" or "Wellesley Inn & Suite" brand, whether as a result of the sale of the Hotel, the termination of a management agreement such that neither Customer nor any Customer Affiliate manages the Hotel, the termination of a franchise agreement or otherwise. Such termination shall be effected by notice to ShoLodge and all fees due ShoLodge through the date of termination shall be paid together with such termination notice. Notwithstanding the termination with respect to a particular Hotel, the Agreement shall remain in full force and effect with respect to the remaining Hotels. Upon the occurrence of a termination with respect to a particular Hotel, ShoLodge agrees that such Hotel shall no longer receive any Services provided by the terms and conditions of this Agreement.

         11.6. NO THIRD-PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any Person (other than the parties hereto) any rights, benefits or remedies of any kind or character whatsoever, and no Person (including, without limitation, the Hotels) shall be deemed a third-party beneficiary under or by reason of this Agreement.

         11.7. AMENDMENT AND MODIFICATION; NO WAIVER. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto. The failure of either party at any time or times to require performance of any provision of this Agreement shall not affect the right of a party at a later time to enforce such provision.

         11.8. SEVERABILITY. If any provision or portion of a provision of this Agreement, or the application of any such provision or portion of a provision to any Person or circumstance, shall be declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement (or the remainder of the provision), it being the intent of the parties that this Agreement shall be deemed amended by modifying such provision or portion thereof to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision or portion thereof that is valid, legal and enforceable and that achieves the same objective.

         11.9. ENTIRE AGREEMENT. This Agreement and the documents and instruments executed and delivered in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

         11.10. GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of DELAWARE without giving effect to any choice-of-law rules that may otherwise require the application of the laws of another jurisdiction.

         11.11. CERTAIN CONSTRUCTION RULES. To the extent that the provisions of this Agreement and of the Schedules are in any respect inconsistent, the provisions of this Agreement shall govern and control. The Article and Section headings and the table of contents contained in this

Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.

         11.12. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

SHOLODGE, INC.                              PRIME HOSPITALITY CORP.

By: /s/ Leon Moore                           By: /s/ A. F. Petrocelli
   --------------------------------             --------------------------------
Name: Leon Moore                             Name: A. F. Petrocelli
     ------------------------------               ------------------------------
Title: President and CEO                     Title: President
      -----------------------------                -----------------------------

                                  SCHEDULE 1.1

                                   DEFINITIONS

         "Abandoned Call"' means an inbound telephone call to a CRO on an "800" telephone number marketed or promoted by Customer or the Hotels with respect to which call the automatic call distributor at the CRO gives an 'off-hook' signal but with respect to which the calling party disconnects such call before a Reservation Sales Agent initiates voice contact with such calling party. Calls in which the calling party disconnects in ten (10) seconds or less shall not be considered as abandoned.

         "Abandoned Call Rate" means, for any calendar month, (a) the sum of Abandoned Calls during such month divided by (b) the total number of Calls during such calendar month.

         "Administrative Messages" means any free-form message sent by means of the CRS.

         "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

         "Agent Interface Software" means Software which is installed and used on equipment located at a Customer-owned or -controlled site or at a Hotel or approved site pursuant to the Agreement and which enables such locations to interact with the CRS, each of which Software has certain functionalities distinct from the other.

         "Booked Data" or "Booking Data" or "Arrived Booking Data," as used in the Schedules to this Agreement, means all guest information within the CRS up until the time where the guest checks in to the hotel, which information shall include without limitation guest name, address, billing information (credit card accounts numbers, etc.), rate information, travel agent, loyalty program number, arrival and departure information, stay information (dates and Room types) and any other special requests.

         "Booking" means a reservation for one Room, as determined as of the date and time such reservation is initially committed in the CRS.

         "Booking Engine" or "Internet Booking Engine," as used in the Schedules to this Agreement, means an add on system to the CRS that permits direct booking of reservations for Hotel(s) from the Internet, whether through third-party travel industry Internet web sites or web sites maintained by Customer or Customer's Affiliates Web Sites. "Brand Web Sites" means Internet web sites for Prime Hospitality Corp., AmeriSuites and Wellesley Inn & Suites, and any future web sites established by or on behalf of Customer or Customer's Affiliates.

         "Call Answering Rate" means for any calendar month (a) the sum of Reservation Calls during such month that are answered by a Reservation Sales Agent within twenty seconds or less, divided by (b) the total number of Reservation Calls during such month.

         "Calls" means, in respect of any period, the calls made to the CRO and acknowledged by ShoLodge's automated call distributor.

         "Cancellation" means a Booking cancellation committed in the CRS, as determined as of the date and time such cancellation is so committed in the CRS, provided that such cancellation is committed in the CRS prior to the time established as the applicable Hotel's cancellation deadline in the CRS, or if no such time is established, prior to 6:00 p.m. (local time for the applicable Hotel) on the Hotel's guest's scheduled arrival date.

         "Central Reservation Contribution" means all Bookings, RESERVATIONS, ROOM NTS and REVENUE generated for each brand (AmeriSuites and Wellesley Inns) by the CRS through the CRO (800#), Sabre, Apollo/Galileo, Amadeus, WorldSpan, direct booking engine and all other internet based booking engines.

         "Central Reservation System" or "CRS" means those application programs, including all supporting documentation and media, that perform specified user-related data processing and telecommunications tasks, as may be used in connection with ShoLodge's provision of the Services to Customer and including all modifications, upgrades, updates, additions, expansions, new versions, new releases or rewrites thereto used or developed by ShoLodge and made generally available without additional charge to ShoLodge's service customers, including Customer.

         "Charges" means all fees amounts payable by Customer to ShoLodge under this Agreement, including without limitation those set forth in Schedule 6.1 and
Article VI.

         "Claims" has the meaning set forth in Section 9.2(a).

         "Compliance Notice" means a notice from ShoLodge to Customer stating that, to the best knowledge and belief of ShoLodge, the CRS complies with the requirements set forth in this Agreement and that ShoLodge is ready to begin the provision of Services for Hotels, the receipt of which Compliance Notice shall trigger the testing period set forth in Section 3.8.

         "Confidential Information" has the meaning set forth in Section 7.1.

         "Consumption Data," as used in the Schedules to this Agreement, means data which is created at the time the Hotel guest checks out of the Hotel and includes without limitation all updated Booked Data, complete Folio Data (or In-House Data), as well as final settlement information, together with any postings that may be made to the account after guest-checkout but during the remainder of the check out day.

         "Conversion Schedule" is described in Section 5.1 and is set forth on
Schedule 5.1.

         "CRO" means any facility or portion thereof at which ShoLodge, among other things, (a) receives inbound telephone calls made by individuals calling one or more designated telephone numbers marketed or promoted by Customer or the Hotels to book, change or cancel Hotel reservations and to inquire of general Hotel information, and (b) uses the CRS to book, change and cancel such Hotel reservations and to respond to such inquiries.

         "Data Cube" means raw data extracted from the CRS electronically and provided to Customer on a CD Rom.

         "Effective Date" means that certain date upon which Customer has confirmed in writing pursuant to Section 3.8 that the CRS complies with the requirements set forth in this Agreement.

         "Employee Cost" has the meaning given such term in Section 3.11.

         "GDS" means global distribution system such as the Third Party System.

         "Gross Call Conversion Percentage" means that certain percentage determined by taking the total number of calls that result in Bookings for a given time period and dividing by the total number of Calls during the same period.

         "Guest Name Record" means the record of all pertinent information for a guest of a Hotel, including without limitation applicable Hotel, length of stay, room rate, room type, and history of the particular guest.

         "Hotel" means any hotel, motel, inn, all-suite, resort, club, time-share, casino or other similar property that is now or hereafter owned, leased, managed or franchised by Customer as a "Wellesley" or an "AmeriSuites" hotel and which hotel utilizes the CRS. The parties acknowledge that the identity of the Hotels shall change over time as, for example, franchisees remove hotels from the "Wellesley" and/or "AmeriSuites" brand name.

         "Hotel Data Base" means the data base comprising a part of the CRS and/or the Third-Party Systems in which a Hotel's Room rates, Room inventory, Guest Name Records, Loyalty Program Records, Consumption Data and other information is entered and maintained for the making of Hotel Room and other reservations and for other purposes related thereto.

         "In House Data" or "Folio Data," as such terms are used interchangeably in the Schedules to this Agreement, means all Booked Data, as updated at the time of guest check-in, together with current charges on the account and current settlement information.

         "Insolvency Event" occurs, with respect to any party, when such party:
(i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; or (ii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of dollars or seeks to consents to the appointment of an administration, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within (30) days).

         "Losses" means all losses, liabilities, damages, actions, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

         "Loyalty Program Records" means a current record of all guests who register for the Loyalty Program (a guest-benefit program of Customer), which record shall include all of the information from the most recent and current Guest Name Record, as well as a "Frequent Guest ID #" and complete history of the guest stay at all AmeriSuites or Wellesley Inn and Suites (including without limitation a breakdown of consumed revenue and room nights by stay and brand).

         "LPS" has the meaning set forth in Section 3.6(b).

         "National Account" this is a rate negotiated between Prime and a specific company. This rate may reside in as few as two properties and as many as all of them. These rates may or may not be seasonal, and they may reside in as many as four GDS systems.

         "Net Booking" means a Booking committed in the CRS which has not been canceled.

         "Net Call Conversion Percentage" means that certain percentage determined by taking the total number of Net Bookings for a given time period and dividing by the total number of Calls during the same period.

         "Net Room Revenue Fee" has the meaning given such term in Schedule 6.1.

         "Net Room Revenues" means the total room revenue received by a Hotel less cancellations, and changes of arrival and excluding sales and other tax receipts.

         "Person" means a corporation, association, partnership, joint venture, organization, business, individual, trust or any other entity or organization of any kind or character, including a government or any subdivision or agency thereof.

         "PMS" has the meaning set forth in Section 3.6.

         "Postal Verification," as used in the Schedules of this Agreement, means software which permits the cross-reference of addresses between the Guest Name Record data base and the U.S. Postal data base of addresses.

         "Real Time" means an instantaneous action or reaction.

         "Reservation Calls" means inbound telephone calls answered by Reservation Sales Agents on one or more telephone numbers marketed or promoted by Customer or the Hotels, regarding Hotel reservations or general Hotel information.

         "Reservation Sales Agents" means those individuals who answer Reservation Calls at the CRO, which individuals shall be the employees of ShoLodge only (and not of Prime) and shall be subject to the restrictions set forth in Section 11.1.

         "Room" means a Hotel guest room or suite with a unique key or other access device.

         "Seamless," as used in the Schedules to this Agreement, means either
(a) when referring to the GDS, the type of connectivity in which the GDS's and the CRS communicate whereby the two systems communicate "Real-Time" for rates and availability through the sharing of one data base that resides and is controlled in the CRS; or (b) when referring to general interfaces such as the PMS, the uninterrupted flow of data back and forth between two systems (such that any data that can be transmitted from one system to another is able to be returned to the original system with updates and changes).

         "Sequencing," as used in the Schedules to this Agreement, means a feature of a GDS with Seamless connectivity which permits a user (for purposes of this Agreement, an individual Hotel) to list and prioritize rates and availability of Rooms in the order the user selects, in the user's sole discretion, without hindrance from the GDS system itself or otherwise.

         "Services" means those services to be provided by ShoLodge pursuant to, and as specified in, this Agreement.

         "Software" means the CRS, the Systems Software and all software included as part of the Hotel-Site Software Materials.

         "Systems Software" means those programs and programming, including all supporting documentation and media, that perform tasks basic to the functioning of the data processing and telecommunication equipment and that are required to operate the CRS or otherwise support the provision of Services by ShoLodge. Systems Software includes operating systems, control program products, data security software, on-line and communications software and database managers.

         "Term" has the meaning specified in Section 2.1.

         "Termination Date" means the second anniversary of the Effective Date, as extended solely in the event one or more Hotels identified as "Sumner Suites" Hotels is removed from the CRS pursuant to the provisions of Section 4.3 by the shorter of (a) such period of time, if any, as such "Sumner Suites" Hotels remain off the CRS or (b) three (3) months.

         "Third-Party System" means any computerized reservations system which ShoLodge uses to effect Third-Party Transactions in accordance with Section 3.3 (e.g., Sabre, Galileo, WorldSpan, and Amadeus).

         "Third-Party Transaction" means a Booking, a Booking change or modification, or a Booking Cancellation made electronically through a Third-Party System.

         "Two Way Real-Time Seamless Interface," as used in the Schedules to this Agreement, means a Seamless two-way interface for transmitting] data fields Real-Time between the PMS and CRS as well as GDS and CRS.

         "Type A Connectivity," as used in the Schedules to this Agreement, mean an older type of GDS connectivity which utilized two data bases (rather than the single data base required for a Seamless connectivity system) and which provides for the transfer of data on a delayed basis (rather than the Real Time transfer utilized by the Seamless connectivity system).

         "UltraSwitch" means a service and system that provides an interface between a Third-Party System and the CRS.

         "WSS" has the meaning set forth in Section 3.6.

                                  SCHEDULE 3.2

                            DATA PROCESSING SERVICES

         In addition to those responsibilities of ShoLodge set forth in Section
3.2 of the Agreement, ShoLodge shall, in accordance with the Conversion Schedule and its standard procedures:

                  1. Accept for entry and store in the Hotel Data Base data with respect to the Hotels and the availability (both type and number) of Rooms for Bookings.

                  2.       Receive, process and confirm Bookings.

                  3. Allow Customer to modify the information in the Hotel Data Base through the Hotel's PMS regarding availability of Rooms and/or other inventory, the availability of rates, the modification of rates, and the modification of Guest Name Records.

                  4. Be responsible for automatic dissemination of all information relating to the CRS to all Third-Party Systems. Such dissemination must be immediate and part of an automated process using the UltraSwitch or other means approved by Customer, in Customer's reasonable discretion.

                  5. Transmit to the appropriate Hotel all relevant reservation information processed by the CRS on a real-time/transaction basis. Such communication will be transmitted from the CRS to the PMS via a two-way real-time interface.

                  6. Allow Customer and the Hotels to access the Hotel Data Base using on-site personal computer equipment (separate from the PMS) and Hotel-Site Software Materials and computers for purposes of making or canceling Bookings for Rooms at the Hotel and for maintaining certain data in the Hotel Data Base and to allow Customer and Hotel to update information and change information displayed.

                  7.       Accept and deliver Administrative Messages.

                  8. Upon written notification from Customer to ShoLodge specifying that Services to a Hotel will be canceled as of a particular date, terminate access of such Hotel to the CRS as of such date.

                                  SCHEDULE 3.4

                       CONVERSION SERVICES FOR NEW HOTELS

ShoLodge shall reimburse Customer up to $5,000 for the reasonable out-of-pocket expenses incurred by Customer (including without limitation, travel and travel-related expenses incurred by Customer and its employees) in obtaining initial training for the PMS and the related system. ShoLodge will permit Customer to use its facilities at cost for training.

         ShoLodge will pay for the first Five Thousand Dollars ($5,000) expended on travel and travel related expenses for all such training.

                                  SCHEDULE 3.5

                            VOICE OPERATIONS SERVICES

                  1. ShoLodge shall staff its CROs with Reservation Sales Agents and operate twenty-four (24) hours per day, seven (7) days per week.

                  2. ShoLodge shall cause Reservation Calls received on Customer's numbers, to be answered by Reservation Sales Agents in the name of "AmeriSuites" or "Wellesley Inns", as appropriate. ShoLodge shall also have the capability to answer in the name of an individual Hotel property Calls gated to the CRO from that Hotel property.

                  3. ShoLodge shall provide adequate training to Reservation Sales Agents (including, as appropriate, training for new personnel hired or recurrent or remedial training for existing personnel) to enable them to handle reservations competently and courteously and generally in accordance with any customary sales and marketing programs of Customer or the Hotels, provided that it shall be the obligation of Customer and the Hotels to inform ShoLodge of any such programs and to provide all information regarding such programs which ShoLodge reasonably may require.

                  4. ShoLodge shall adhere to Customer's call handling guidelines as they may be reasonably modified by Customer from time to time.

                  5. ShoLodge shall provide to Customer or the appropriate Hotel complaints (both reservations and non-reservations related) received at the CROs within two (2) business days after receipt thereof.

                                  SCHEDULE 3.7

                               REQUIREMENTS OF CRS

SYSTEM REQUIREMENTS

Seamless Real Time CRS interface to the Brand Web Sites, all Global Distribution Systems and the Property Management Systems is a requirement (Yield Codes, inventory and rates are balanced and in synchronization). The CRS is to operate in a seamless environment and must also maintain Type A connectivity to all GDS's as a backup. Sequencing is a required feature of the CRS and seamless GDS.

Load all National Account Rates to the CRS and all GDS systems submitted within 14 days of submission. This includes all blanket agreements. ShoLodge will employ an automatic process using a software upload program similar to the program that Customer currently uses (Pegasus GDMA Software Upload Program.) Two way real time Seamless interface between PMS and CRS for both reservation data and consumption data is required. ShoLodge to pay all expenses associated with the interface program work for both Chouinard & Myhre (C&M) and Multi Systems Inc. (MSI). Project management and QA to be paid by ShoLodge.

Must have a Seamless interface between Customer's web pages and CRS that will allow various types of bookings. These bookings to include all rate plans for all properties and must include the ability for corporations to book their confidential negotiated rates by using corporate identification numbers. The interface is to act as a booking engine and any additional expenses needed for programming of the Brand Web Sites to be ShoLodge's responsibility.

Must be on Frame Relay and Utilize our current data transmission structure. Prime to pay for individual T-1's at the hotel locations. ShoLodge to pay for monthly T-1 expenses and hardware needed to accommodate the data communication interface at their location.

Must receive consumption data based upon guest checkout history. Needs to be detailed and contain all consumption data elements.

Hardware Requirements
- Postal Verification as well as monthly update IATA tables on the CRS, is a requirement.

- Centralized travel agent commission system which details IATA numbers, agency, and hotel used and provides all required guest information for processing centrally on a weekly basis is a requirement. The CRS must maintain and update (on a monthly basis) an IATA database and cleanse the database for travel agent payment verification. This information must be passed to ACP/Prime central data warehouse facility. Any programming expense required by ACP to facilitate the transfer of information to the data warehouse shall be ShoLodge's sole cost and expense.

- A test system for use by MSI (defined below) for all interface programming work is a requirement.

- AS400 hardware and software specifications capable of fulfilling the requirements of this Agreement must be provided to Customer before testing.

- Both the hardware and software of the AS400 shall be tested and approved by Customer to ensure that each has the capability of providing Customer with the desired interface with the LPS, PMS, GDS and web based systems (wss). If necessary, ShoLodge must expand their hardware and software capacity to meet Customer's Hotel growth, as well as CRS/GDS volume growth.

Software Requirements

- Consumption Data must be detailed and segregated by account name, market segmentation, guest name, arrival date, departure date, revenue by source (Rooms, movies, telephone, etc.) and travel agent commission information with IATA #/ARC verification. Loyalty program must be updated daily). The Folio Data must show detail information of stay by day. All Consumption Data and Folio Data must be passed to the Adaptive Consulting Partners (ACP)/Prime central data warehouse storage facility on a daily basis. Chouinard & Myhre shall coordinate with ACP regarding all interface requirements. Any additional programming required by ACP to facilitate the daily transfer to the warehouse shall be ShoLodge sole cost and expense.

         -        Additional software requirements are listed below.

                  - Ability to open and close and delete rate plans irrespective of other rate plans

                  - Automatic establishment and calculation of rates for specific rate plans (i.e. AAA) based on rack rate schedule. [Percent discounts are calculated automatically and rounded up the nearest dollar]

                  -        Grouping of rate plans by designate type (i.e.
                           negotiated corporate rates)

                  - Yielding controls on the rate group, rate plans, individual room type and entire inventory

                  - Ability to establish run of the house inventory allocation and flat rates.

                  - Restriction of Minimum and Maximum lengths of stay for arrival date]:

                           -        Open/Close to arrival.

                           -        Sell through features

                           - Overbooking features for rate plan and rooms inventory

                           - Allocation and minimum/maximum features to be managed by individual property.

                  - Ability to build and mirror individual group allocation/rate from PMS which will automatically populate the CRS. Inventory to decline upon Booking from individuals from that rate plan and room type. Reallocation of unused inventory and rates upon cut off date.

- PMS will act as the master control center.

- Intranet/internet capability is a requirement, in order to process Loyalty Program Applications and for other uses.

- Ability to use Cyber Cash for credit card verification and charging for Guest Loyalty Program is a requirement.

Interface Requirements

- Seamless Real Time CRS interface to the Brand Web Sites, all GDS and the PMS (where yield codes, inventory and rates are balanced and in synchronization) is required. The CRS must operate in a Seamless environment and must also maintain Type A connectivity to all GDS' as a backup. Sequencing is a required feature of the CRS and seamless GDS.

- Two-way Real Time Seamless interface between PMS and CRS for both Booked Data and Consumption Data is required. ShoLodge must pay all expenses associated with the interface program work for both Chouinard & Myhrc ("C&M") and Multi-Systems Inc. ("MSI") Project management and quality assurance must be paid by ShoLodge on an on-going basis, directly or, if necessary, upon demand by Customer.

Reservation system must have an ACD (Automatic Call Distribution System) providing call volume, on hold statistics, abandonment, origination of call (which 800 number) and various other statistics by Brand that Prime deems appropriate. Additional reports will be required on a daily basis (i.e. abandonment rate, call volume, conversion rates, etc.) ShoLodge must provide dedicated sales agents by brand. A minimum number of agents, to be mutually agreed upon, must be hired by ShoLodge before conversion to ShoLodge CRS. Must be agreed before the testing phase starts. These agent must be fully trained, tested and qualified by Prime Representatives.

ShoLodge to provide a test system to be used by MSI for all interface programming work. CRS must provide 24Y7 Help Desk Support for properties. The CRS Help Desk must have personnel that are fully trained in the Prime Network and Procedures. The CRS must support hotel properties, travel agents, customers, etc. The Help Desk must be able to provide technical and procedural assistance. The Travel Agent Help Desk must be able to provide GDS and commission issue resolution.

- A Seamless interface between Brand Web Sites and the CRS that will allow various types of Bookings, including without limitation all-rate plans for all Hotels, and Bookings by for corporations under their confidential negotiated rates by using corporate identification numbers, is a requirement. The interface is to act as a direct Booking Engine and any additional expenses needed for programming of the Brand Web Sites is to be ShoLodge's responsibility.

- All features relating to the interface between the PMS and the CRS must be controlled by the PMS (rather than using an "Agent Interface" such as NetRez and WinAI). Inventory restrictions and rate entry are to be maintained and controlled through the PMS and propagated to the CRS, as more specifically defined by the interface compliant specifications sent by MSI to ShoLodge and C&M.

Communication Requirements
- Frame Relay which utilizes Customer's current data transmission structure is a requirement. Customer shall pay for individual T-1'S at the Hotels. ShoLodge must pay for monthly T-1 expenses and hardware needed to accommodate the data communication interface at the ShoLodge facilities.

Telephone System Requirements - Ability of CRS to provide remote dial up and/or T-I access from home office and regional offices of Customer is a requirement.

- Ability for Call gating from the Hotels is a requirement, whereby linking the Hotel to CRS is possible (with the CRS call center having the capability of identifying the Hotel performing the call transfer).

- An ACD (Automatic Call Distribution System), providing call volume, on hold, abandonment, origination of call (by 800 number) and various other statistics by Brand that Customer deems reasonably appropriate, is a requirement.

- Ability to Route incoming calls via a prompt message system to process various Types of calls is a requirement.

Testing
- Any and all programming expense needed to complete the successful transition to the ShoLodge CRS is ShoLodge's responsibility.

- All programming requirements in this Agreement must be satisfied and approved by Prime prior to the Effective Date, as part of the testing detailed in Section 3.8.

Insurance

- Insurance as set forth in Section 3.16

                                  SCHEDULE 3.12

                                     REPORTS

All reports itemized below must be (i) produced in a month-to-date format as well as a year-to-date format; (ii) provided on a monthly basis no later than the fifth day of the following month; (iii) except as specifically provided below, produced at both the local (i.e. Hotel-specific) level as well as the brand level; (iv) prepared in MS-Excel format; and (v) distributed electronically to the notice address set forth in this Agreement, as well as to
(A) such other parties as Customer shall specify in a notice to ShoLodge and (B) with respect to market level reports, to the applicable Hotel, Attention General Manager

1.       Source of Business

2.       Market Segmentation

3.       Rate Plan

4.       National account recap

5.       Market Survey (brand level only)

6.       Denial

7.       Call Volume ACD Stats  (brand level only)

8.       Contribution Reports

9.       Future Booking Reports

10.      T.A. Tracking Reports

11.      Government Affiliation Reports

12.      Special Marketing Program Reports

13.      Any additional report Customer deems reasonably appropriate.

                                  SCHEDULE 3.13

                              PERFORMANCE STANDARDS

                                                                                                                  REDUCTION OF NET
                                     REDUCTION OF NET    REDUCTION OF NET   REDUCTION OF NET   REDUCTION OF NET   ROOM REVENUE FEE
                    PERFORMANCE      ROOM REVENUE FEE    ROOM REVENUE FEE   ROOM REVENUE FEE   ROOM REVENUE FEE    IF PERFORMANCE
                      STANDARD/       IF PERFORMANCE      IF PERFORMANCE     IF PERFORMANCE     IF PERFORMANCE     STANDARD IS NOT
                      MINIMUM        STANDARD IS NOT      STANDARD IS NOT    STANDARD IS NOT    STANDARD IS NOT          MET
  PERFORMANCE      REQUIREMENTS OF         MET                  MET               MET                MET             (5TH MONTH
   CRITERION            CRO             (1ST MONTH)         (2ND MONTH)       (3RD MONTH)        (4TH MONTH)         THEREAFTER)
---------------    ---------------   ----------------    ----------------   ----------------   ----------------   ----------------
Abandoned Call           3.0%              2.00%                 3.5%             5.0%                7.5%              10.0%
Rate

Call Answering          90.0%              2.00%                 3.5%             5.0%                7.5%              10.0%
Rate

Net Call                  35%              2.00%                 3.5%             5.0%                7.5%              10.0%
Conversion
Percentage



In addition to the foregoing, ShoLodge shall load all National Account Rates to the CRS and all GDS systems submitted within 14 days of submission. This includes all blanket agreements. ShoLodge will employ an automatic process using a software upload program similar to the program that Customer currently uses (Pegasus GDMA Software Upload Program.) Failure of the CRS to automatically upload the national account rates within such 14 day period shall result in a fee of $10 per day, per national account, per Hotel payable to Customer immediately upon demand. Anything to the contrary notwithstanding, for any month in which a catastrophic violation, as defined below occurs, the reduction of the Net Room Revenue Fee will be the greater of (a) 25% or (b) the reduction for all performance standard violations that otherwise would be imposed for that month (the "Catastrophic Reduction"). In the event of a Catastrophic Reduction no other reduction under this Schedule 3.13 will be taken for such month. A Catastrophic Violation shall mean a failure to meet the following requirements:


         the Abandoned Call Rate exceeds 10%

         the Call Answering Rate is less than 75%

         the Net Call Conversion Percentage is less than 22-1/2%

                                  SCHEDULE 3.15

                                CRO REQUIREMENTS



         - CRS must provide Help Desk support for Hotels (for access by Hotels, guests to Hotels, travel agents and any other party which Customer requests), twenty-four (24) hours per day, seven (7) days per week. The Help Desk must have personnel that are fully trained in the Customer and Hotel network and procedures [for Bookings]. The Help Desk must provide technical and procedural assistance. The Travel Agent Help Desk must be able to provide GDS and commission issue resolution.

         - Help Desk to act as remediation center and provide customers with information on current and future reservation/property/brand information.

         - CRS must provide, at Customer's request and expense from time to time, a distribution/warehousing center for directories, special promotions, direct marketing initiatives and any other program that Customer deems appropriate.

         -        CRS must be able to "cross sell" between Customer brands.

         - Prior to the Compliance Notice (and commencement of testing pursuant to Section 3.8), ShoLodge and Customer shall agree upon a minimum number of Reservation Sales Agents to staff the CRO and, specifically, to act as exclusive, dedicated agents to each Customer Hotel brand. The dedicated Reservation Sales Agents shall be fully trained, otherwise meet the requirements of this Agreement, and shall be tested and qualified for employment by Customer.

                                  SCHEDULE 5.1

                               CONVERSION SCHEDULE

         The conversion schedule of Customer to the CRS to be determined by Customer.

                                  SCHEDULE 6.1

                                     CHARGES

I.       NO CHARGE

ShoLodge will provide the following services or pay the following fees with no pass through or additional charge to Prime: UltraSwitch Connect Fee

Agent Interface Software License

GDS Connection

Charges for reservations booked directly through the internet web page of Customer, its affiliates, subsidiaries, franchisees, or any of the Hotels

II.      PASS THROUGH FEES

Fees imposed by third parties on a per transaction basis, postage, UltraSwitch fees on a per transaction basis, and GDS fees on a per transaction basis shall be billed monthly at the actual cost to ShoLodge, including the following:

         Ultra Switch Processing Net Booking Fee, excluding any minimum fee

         Administrative Message Delivery (fixed fee per month not to exceed $250.00 for Customer)

         Guest Confirmations/Brochure Requests

III.     GATED CALLS

Calls gated by a Hotel to ShoLodge during the business hours of the Hotel, which hours are identified as 11:00 A.M. to 4:00 P.M. (based on Hotel's local time) Monday through Friday, shall be billed at $1.50 per call. At all other times call gating shall be performed at no cost.

IV.      NET ROOM REVENUE FEE:

In consideration for ShoLodge providing the data processing services identified in Schedule 3.2., Customer shall pay to ShoLodge each month a fee (the "Net Room Revenue Fee") in the amount of one percent (1%) of the monthly Net Room Revenues of each of Customer's Hotels. The Net Room Revenue Fee shall commence on the Effective Date. Payment of the Net Room Revenue Fee shall be due thirty (30) days after the end of the month to which the payment applies. ShoLodge shall be permitted reasonable access to Customer's records for purposes of verifying Net Room Revenues and the Net Room Revenue Fees.

V.       LOYALTY PROGRAM.

ShoLodge will charge Customer $1.50 for each sign up.


                                      -3-